Exhibit 99.1

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
Introduction

The following is a discussion of material federal income tax consequences that are generally applicable to prospective holders of common shares of Colonial Properties Trust, preferred shares of Colonial Properties Trust or debt securities of Colonial Realty Limited Partnership (“CRLP”) (the “securities”). For purposes of the following discussion, the term “Company” or “Colonial Properties” refers solely to Colonial Properties Trust. Because the provisions governing REITs are complex, no attempt is made in the following discussion to discuss in detail all of the possible tax considerations applicable to the holders of the Company's securities. Because this is a general summary that is intended to address only those federal income tax considerations relating to the ownership and disposition of the Company's securities discussed below, it may not contain all of the information that is important in your specific circumstances. In reviewing this discussion, prospective holders of the Company's securities should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	this discussion does not address any state, local or non-U.S. tax considerations;

•	special rules that are not addressed below may apply to you if, for example, you are:

	•	a tax-exempt organization,

	•	a broker-dealer,

	•	a non-U.S. person,

	•	a trust, estate, regulated investment company, REIT, financial institution, insurance company, or S corporation,

	•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

	•	holding the Company's securities as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

	•	holding the Company's securities through a partnership or similar pass-through entity,

	•	a person with a “functional currency” other than the U.S. dollar,

	•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in the Company,

	•	a U.S. expatriate, or

	•	otherwise subject to special tax treatment under the Code;

•	this discussion deals only with investors that hold the securities of the Company as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer to whom they are addressed), and court decisions. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or non-U.S. tax considerations. The Company has not requested, nor does it presently intend to request, a ruling from the IRS with respect to any of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

You are advised both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of the Company's securities on your individual tax situation. This includes the federal, state, local or non-U.S. tax consequences of the ownership and sale of the Company's securities and potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Taxation of the Company

General. The Company has elected to be taxed as a REIT under the Code commencing with its first taxable year. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

The Company believes that it is organized and has operated, and the Company intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that the Company has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual (or, in some cases, quarterly) operating results, various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of the Company's gross income, the composition and value of the Company's assets (which may not be susceptible to precise determination at the relevant times), the Company's distribution levels, and the diversity of ownership of the Company's shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, the Company cannot provide any assurance that its actual operating results will satisfy such requirements.

So long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances.

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The Company will be taxed at regular corporate rates on any undistributed “REIT taxable income” for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid. Also, the Company will be subject to a 4% excise tax on specified amounts of income that are undistributed during the calendar year (after taking into account dividends paid in January that are treated as paid and received by shareholders on December 31 of the prior year) but for which the dividends received deduction is otherwise allowable because of special rules that allow dividends paid during a taxable year to generate a dividends paid deduction with respect to the prior taxable year.

•	Under some circumstances the Company (or its shareholders) may be subject to the “alternative minimum tax” due to its items of tax preference, if any.

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If the Company elects to treat property that it acquires in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” it may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to federal corporate income tax at the highest applicable rate (currently 35%).

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The Company's net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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If the Company fails to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but its failure is due to reasonable cause and not due to willful neglect and it nonetheless maintains its qualification as a REIT because of specified cure provisions, it will be subject to a 100% tax equal on an amount equal to (a) the greater of the amount by which the Company fails either the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability.

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The Company will be subject to a 100% penalty tax on amounts it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among the Company, its tenants and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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If the Company acquires any asset from a non-REIT “C” corporation in a carry-over basis transaction, it would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if it disposed of those assets within 10 years after they were acquired. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time the Company acquires the asset. To the extent the assets are transferred to the Company in a carry-over basis transaction by a partnership in which a corporation owns an interest, the Company will be subject to this tax in proportion to the non-REIT “C” corporation's interest in the partnership.

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In the event of certain failures to comply with the asset tests, the Company may nevertheless maintain its REIT qualification, but the Company will be subject to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets by the highest rate of tax applicable to regular “C” corporations during periods which such assets would have caused the Company to fail the asset test.

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If the Company fails to satisfy a requirement under the Code which would result in the loss of its REIT status, other than a failure to satisfy a gross income test or an asset test described above, but nonetheless maintain its qualification as a REIT because the requirements of certain relief provisions are satisfied, the Company will be subject to a penalty of $50,000 for each such failure.

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If the Company fails to comply with the requirement to send annual letters to its shareholders requesting information regarding the actual ownership of the Company's shares, and the failure is not due to reasonable cause or due to willful neglect, it will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding the Company's status as a REIT, the Company also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of the Company's taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

If the Company is subject to taxation on its REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a “C” corporation, some of the dividends the Company pays to its shareholders during the following year may be taxed at the reduced capital gains rates, rather than taxed at ordinary income rates. See “-Taxation of U.S. Holders of the Company's Shares -Qualified Dividend Income.”

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)
that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes;

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Company's declaration of trust contains restrictions regarding the transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. If the Company fails to satisfy these share ownership requirements, it will fail to qualify as a REIT, unless it qualifies for the relief provisions described in the following paragraph.

The Company will be treated as having met condition (6) above, so long as the Company does not know, and upon the exercise of reasonable diligence would not have known, of ownership by shareholders in violation of this requirement, provided that the Company has complied with Treasury regulations that require it to send annual letters to its shareholders of record inquiring about the ownership of the Company's shares. The Company intends to comply with the annual letters requirement and to regularly monitor securities filings by its significant shareholders. If the Company fails to satisfy such share ownership requirements and cannot avail itself of any statutory relief provisions, it will not qualify as a REIT.

The Company believes that it has satisfied condition (10). The Company has elected to be taxed as a REIT beginning with its first taxable year. Therefore, the Company has not had any undistributed non-REIT earnings and profits of its own. In addition, the Company does not believe that it has succeeded to any undistributed non-REIT earnings and profits. However, the IRS could determine otherwise.

The Code provides relief from violations of the REIT gross income requirements in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If the Company fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable the Company to maintain its qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities.

Ownership of Interests in Partnerships and Limited Liability Companies. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets and items of income of CRLP, which is the Company's operating partnership, and Colonial Properties Services Limited Partnership, which is a management partnership subsidiary of CRLP, and other partnerships and limited liability companies in which the Company holds direct or indirect interests (each individually a “Partnership” and, collectively, the “Partnerships”), including the Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of the Company for purposes of applying the asset and income tests. The Company has control over CRLP and substantially all of the partnership and limited liability company subsidiaries of CRLP and intends to operate them in a manner that is consistent with the requirements for qualification of the Company as a REIT.

Ownership of Interests in Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a disregarded subsidiary ceases to be wholly-owned by the Company (for example, if any equity interest in the subsidiary is acquired by a person other than the Company or another disregarded subsidiary of the Company's) the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Company's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a QRS.

Ownership of Interests in Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of the Company is an entity that is taxable as a regular corporation other than a REIT in which the Company directly or indirectly owns stock, and that elects, together with the Company, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any entity that is taxable as a regular corporation other than a REIT in which the electing taxable REIT subsidiary owns, directly or indirectly, securities (other than certain “straight debt” securities) representing 35% or more of the vote or value of the entity. Unlike the Company's qualified REIT subsidiaries, the income and assets of taxable REIT subsidiaries of the Company are not attributed to the Company for purposes of the conditions that the Company must satisfy to maintain its REIT status. Rather, for REIT asset and income testing purposes, the Company takes into account the Company's interest in a taxable REIT subsidiary's securities and the income and gain the Company derives therefrom. A taxable REIT subsidiary is a corporation subject to regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation. A taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by the Company if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. If dividends are paid to the Company by one or more of its taxable REIT subsidiaries, then a portion of the dividends the Company distributes to U.S. holders who are taxed at individual rates currently are eligible (through 2012) for taxation at lower capital gain rates, rather than at ordinary income rates. See “-Taxation of U.S. Holders of the Company's Shares -Qualified Dividend Income.”

Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to the Company's tenants without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to the Company. In addition, the Company will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by the Company from, or expenses deducted by, the Company's taxable REIT subsidiaries.

Income Tests Applicable to REITs.

To qualify as a REIT, the Company must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from some types of temporary investments. Income qualifying for the 75% gross income test generally includes:

•	“rents from real property;”

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers; and

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income attributable to temporary investments of new capital in stock and debt instruments during the one-year period following the Company's receipt of new capital that it raises through equity offerings or issuance of debt obligations with at least a five-year term.

Second, at least 95% of the Company's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities, in either case, not held for sale to customers.

For purposes of the 75% and 95% gross income tests, certain foreign currency income is disregarded for purposes of determining gross income. In addition, income and gain from certain hedging transactions will be disregarded as gross income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales.

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Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests. An exception applies to a related party that is a taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled taxable REIT subsidiary can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the Company may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, the Company may not provide “impermissible services” to tenants (except through an independent contractor from whom the Company derives no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the Company's direct cost of providing the service. If the impermissible tenant service income exceeds 1% of the Company's total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Company's total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

The Company cannot provide any assurance that the IRS will agree with our positions related to whether any services it provides directly to tenants are “usually or customarily rendered” in connection with the rental of space for occupancy only. The Company monitors the activities at its properties and does not provide and does not intend to provide services that will cause the Company to fail to meet the gross income tests.

Unless the Company determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by the Company in the taxable year, will not jeopardize the Company's status as a REIT, the Company does not and does not intend to:

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charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary;

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derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

The Company may receive fees (through one or more of our pass-through subsidiaries) in consideration of the performance of property management services with respect to certain properties not owned entirely by CRLP. A portion of such fees (corresponding to that portion of a property not owned by CRLP) will not qualify under the 75% or 95% gross income test. CRLP also may receive certain other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in Colonial Properties Services, Inc. (“CPSI”) and its share of interest on the CPSI note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

Interest. Interest generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest on loans secured by real property within the meaning of the REIT rules that is based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. The Company does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

Dividend Income. The Company may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that the Company receives from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions. From time to time, the Company may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test where such instrument was entered into after July 30, 2008. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test where such transaction was entered into after July 30, 2008, provided that the transaction is “clearly identified” before the close of the day on which it was acquired, originated or entered into. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (2) the items or risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that the Company hedges with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% income tests. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT but there can be no assurance it will be successful in this regard.

Income from Prohibited Transactions. Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including the Company's share of this type of gain realized by CRLP, will be treated as income from a prohibited transaction that is excluded from gross income solely for purposes of the gross income tests and subject to a 100% penalty tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, the Company will not be treated as a dealer in real property for the purpose of the 100% tax if (i) the Company has held the property for at least two years for the production of rental income, (ii) the Company capitalized expenditures on the property in the two years preceding sale that are less than 30% of the net selling price of the property, and (iii) the Company (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of the Company's assets as of the beginning of the taxable year, or, for sales entered into after July 30, 2008 only, (II) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of its assets as of the beginning of the taxable year and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. For purposes of the seven sale limitation, the sale of more than one property to one buyer as part of one transaction constitutes one sale. The Company intends to hold its properties, and CRLP intends to hold its properties, for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. However, not all of the Company's sales will satisfy the “safe harbor” requirements described above. Furthermore, there are certain interpretive issues related to the application of the “safe harbor” that are not free from doubt under the federal income tax law. While the Company acquires and holds its properties with an investment objective and do not believe they constitute dealer property, the Company cannot provide any assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax or that the IRS would not challenge the Company's interpretation of, or any reliance on, the “safe harbor” provisions.

Income from Foreclosure Property. The Company generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that it acquires as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by the Company and secured by the property, (2) for which it acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which it made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that the Company receives any income from foreclosure property that does not qualify for purposes of the 75% gross income test, it intends to make an election to treat the related property as foreclosure property.

Failure to Satisfy the Income Tests. The Company monitors (and intends to continue to monitor) its sources of income, including any nonqualifying income received by the Company, and manage (and intends to continue to manage) its assets so as to ensure its compliance with the gross income tests. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if (1) the Company's failure to meet the tests was due to reasonable cause and not due to willful neglect, and (2) following identification of the failure, the Company files with the IRS a schedule describing each item of its gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations.

It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If, for example, the Company fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If the Company fails to satisfy the 75% or 95% gross income test and these relief provisions do not apply, it will fail to qualify as a REIT. Even if these relief provisions were to apply, the Code imposes a tax based upon the profit attributable to the amount by which it fails to satisfy the particular gross income test, which could be significant in amount. The Company intends to take advantage of any and all relief provisions that are available to it to cure any violation of the income tests applicable to REITs.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest the Company generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of the Company's taxable REIT subsidiaries to any of the Company's tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to the Company that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents the Company receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•
rents paid to the Company by tenants leasing at least 25% of the net leasable space of the REIT's property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the Company's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary's gross income from the service is not less than 150% of the taxable REIT subsidiary's direct cost of furnishing the service.

While the Company anticipates that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm's-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, the Company would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, the Company must satisfy the following tests relating to the nature of its assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership or otherwise disregarded for federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity:

(1)
at least 75% of the value of the Company's total assets must be represented by “real estate assets,” cash, cash items, certain government securities, and stock or debt instruments purchased with new capital from the issuance of stock or debt with a term of at least 5 years, but only for the one year period following the receipt by the Company of the new capital. The Company's real estate assets include land, buildings, leasehold interests in real property, debt instruments secured by mortgages on real property, and shares of other REITs.;

(2)	not more than 25% of the Company's total assets may be represented by securities other than those described in (1) above;

(3)
except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets;

(4)	except for securities described in (1) above and securities in taxable REIT subsidiaries the Company may not own more than 10% of any one issuer's outstanding voting securities;

(5)
except for securities described in (1) above and securities in taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, the Company may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(6)	not more than 25% of the Company's total assets may be represented by securities of one or more taxable REIT subsidiaries.

The Company's assets for purposes of the asset tests includes its allocable share of real estate assets held by CRLP and its non-corporate subsidiaries. For purposes of the asset tests other than the 10% value test, the Company's allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the Company's capital interests in that entity. For purposes of the 10% value test only, the Company's allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with its proportionate ownership of the equity interests in such entity and certain other securities issued by such entity.

Securities for purposes of the asset tests may include debt the Company holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities the Company owns for purposes of a 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed below; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants); (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS.

In addition, for purposes of the 10% value test only, to the extent the Company holds debt securities that are not described in the preceding paragraph, (a) any such debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) any such debt instrument that is issued by any partnership, to the extent of the Company's interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither the Company, nor any of its controlled taxable REIT subsidiaries (i.e. taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by the Company), own any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer's outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a “straight debt” security if either (a) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (b)(i) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1,000,000 and (ii) not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

CPSI has elected, together with the Company, to be treated as a taxable REIT subsidiary of the Company. So long as CPSI qualifies as a taxable REIT subsidiary, the Company will not be subject to the 5% asset test, 10% voting securities limitation and 10% value limitation with respect to CPSI. The Company may acquire securities in other taxable REIT subsidiaries in the future. The Company believes that the aggregate value of its taxable REIT subsidiaries will not exceed 25% of the aggregate value of its gross assets.

As of each relevant testing date prior to the election to treat CPSI as a taxable REIT subsidiary, which election first became available as of January 1, 2001, the Company did not own more than 10% of the voting securities of CPSI or any other issuer. In addition, the Company believes that as of each relevant testing date prior to the election to treat CPSI or any other corporation in which the Company owns an interest as a taxable REIT subsidiary of the Company, the Company's pro rata share of the value of the securities, including unsecured debt, of any issuer did not exceed 5% of the total value of the Company's assets.

With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of the Company's assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, the Company cannot provide any assurance that the IRS might not disagree with the Company's determinations.

Failure to Satisfy the Asset Tests. The asset tests must be satisfied not only on the last day of the calendar quarter in which the Company, directly or through pass-through subsidiaries, acquires securities in the applicable issuer, but also on the last day of the calendar quarter in which the Company increases its ownership of securities of such issuer, including as a result of increasing the Company's interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of its assets (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the Company can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include an increase in the Company's interest in CRLP, the exercise by limited partners of their redemption right relating to units in CRLP or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although the Company plans to take steps to ensure that it satisfies such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If the Company fails to timely cure any noncompliance with the asset tests, the Company would cease to qualify as a REIT, unless it satisfies certain relief provisions.

The failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the Company's assets at the end of the relevant quarter or $10,000,000, the Company can cure the failure by disposing of sufficient assets to cure the violation within six months following the last day of the quarter in which it first identifies the failure of the asset test. For a violation of any of the 5% test, the 10% voting securities test, or the 10% value test attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, or for any violation of any of the 75%, the 25% asset test, and the 25% taxable REIT subsidiary asset test, the Company can avoid disqualification as a REIT if the violation is due to reasonable cause, and it disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, the Company must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances the Company would be entitled to the benefit of these provisions. The Company intends to take advantage of any and all relief provisions that are available to it (including, for these purposes, the 30-day cure period described above) to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in the Company being required to pay an excise or penalty tax, which could be significant in amount.

The Company maintains and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. The Company cannot ensure that these steps always will be successful. If the Company fails to cure the noncompliance with the asset tests within the applicable time period, it could fail to qualify as a REIT.

Annual Distribution Requirements. To qualify as a REIT, the Company generally must make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to:

•
the sum of (a) 90% of the Company's REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the Company's net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to leveled stepped rents, original issue discount included in the Company's taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pays it on or before January 31 of the following year, it will be treated as having paid the dividend on December 31 of the year in which it was declared. Second, distributions may be made in the following year if they are declared before the Company timely files its tax return for the year and if made before or with the first regular dividend payment made after such declaration. To the extent that the Company does not distribute as a dividend all of its net capital gain or distribute at least 90%, but less than 100% of its REIT taxable income, as adjusted, the Company will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

Furthermore, the Company will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed as dividends and amounts retained for which federal income tax was paid if it fails to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of the Company's REIT ordinary income for such year, (b) 95% of the Company's REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

The Company may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on the gain. In that case, it may elect to have its shareholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by the Company. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. This may be due to differences in timing between the actual receipt of income and the actual payment of deductible expenses and the inclusion of that income and the deduction of those expenses in determining the Company's REIT taxable income. Among other situations, this may occur if a lease of the Company's property is subject to the provisions of Section 467 of the Code. Although some non-cash income may be excluded in determining the annual distribution requirement, the Company will incur corporate income tax and it also may be required to pay the 4% excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. Cancellation of indebtedness, or COD, income recognized by the Company similarly results in taxable income without corresponding cash flow. In 2009 and 2010 the operating partnership reacquired certain of its outstanding note obligations at a discount resulting in the recognition of COD income. Pursuant to recently enacted legislation the operating partnership may elect to defer the recognition of this COD income (as well as any COD income from the reacquisition of applicable debt instruments in 2010, if applicable) until 2014 and recognize this income on a straight line basis over the following 5 years. The operating partnership elected the deferral option with regard to a portion of the debt repurchased in 2009.  The operating partnership does not anticipate electing the deferral option with regard to the debt repurchased in 2010.  The Company distributed a portion of the COD income in 2009 and all COD income in 2010. If the operating partnership does elect the deferral option, the Company will have to distribute the COD income with respect to the years in which it is recognized (i.e. 2014, 2015, 2016, 2017 and 2018) in order to eliminate its federal income tax liability. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, the Company may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements.

The Company is required to maintain records and request on an annual basis information from specified shareholders. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT.

If the Company does not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above), it can avoid disqualification of the Company's REIT status by paying a penalty of $50,000 for each such failure, provided that the Company's noncompliance was due to reasonable cause and not willful neglect.

If the Company fails to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, it will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If the Company fails to qualify as a REIT, the Company will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT would significantly reduce the cash available for distributions by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, whether or not attributable to capital gains of the Company, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that the Company would be entitled to any statutory relief. The Company intends to take advantage of any and all relief provisions that are available to it to cure any violation of the requirements applicable to REITs.

Tax Aspects of the Company's Investments in Partnerships and Limited Liability Companies Generally

General.

All of the Company's investments are held indirectly through CRLP. In addition, CRLP holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that the Company believes are treated as partnerships or as disregarded entities for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. The Company includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held through CRLP.

Entity Classification.

The Company holds direct or indirect interests in CRLP and other partnerships and limited liability companies. The Company believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the Company from satisfying the asset tests and possibly the income tests (see “-Requirements for Qualification as a REIT-Income Tests Applicable to REITS” and “-Asset Tests Applicable to REITs”), and in turn could prevent the Company from qualifying as a REIT.

The Company believes CRLP and each of our other partnerships and limited liability companies (other than our taxable REIT subsidiaries) will be treated for federal income tax purposes as a partnership or disregarded entity.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

The Company and CRLP currently take the reporting position for federal income tax purposes that CRLP is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. The Company and CRLP believe that CRLP will qualify for at least one of these safe harbors at all times in the foreseeable future. CRLP cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

If CRLP is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. The Company believes that CRLP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Company in order for the Company to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, the Company does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss and Deduction.

A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations. Generally, Section 704(b) of the Code and the related Treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Company owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to the Properties.

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. CRLP was formed by way of contributions of appreciated property. Consequently, CRLP's partnership agreement requires such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of CRLP will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See “-Requirements for Qualification as a REIT-Annual Distribution Requirements.”

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of our shares that is for federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

(2)	a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds the shares of the Company, any partner that would be a U.S. shareholder if it held the shares directly is also a U.S. shareholder. A “non-U.S. shareholder” is a beneficial owner of the Company's shares that is not a U.S. shareholder or an entity that is treated as a partnership for federal income tax purposes.

Distributions Generally.

As long as the Company qualifies as a REIT, distributions made to taxable U.S. shareholders of the Company's shares out of the Company's current or accumulated earnings and profits that are not designated as capital gain dividends or as qualified dividend income will be taken into account by these holders as ordinary income and will not be eligible for the dividends received deduction generally available for corporations.

Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the U.S. shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends.

The Company may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by the Company will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Recipients of capital gain dividends from the Company that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Instead of paying capital gain dividends, the Company may designate all or part of its net capital gain as “undistributed capital gain.” The Company will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by the Company on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by the Company exceeds the U.S. shareholder's tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. The Company's earnings and profits will be adjusted appropriately.

The Company will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)
a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15% (through 2012), and taxable to U.S. shareholders that are corporations at a maximum rate of 35%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

The Company must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

To the extent that the Company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that the Company makes, which are generally subject to tax in the hands of U.S. shareholders to the extent that the Company has current or accumulated earnings and profits.

Qualified Dividend Income.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, the Company may elect to designate a portion of the Company's distributions paid to holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as long-term capital gain (through 2012), provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of the Company's distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by the Company during such taxable year from non-REIT corporations (including such income from any taxable REIT subsidiary the Company may own);

•
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by the Company with respect to such undistributed REIT taxable income; and

•
the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation with respect to which the Company is required to pay federal income tax, over (ii) the federal income tax paid by the Company with respect to such built-in gain.

Generally, dividends that the Company receives will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a domestic corporation (other than a REIT or a regulated investment company), including a TRS, or (ii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. The Company generally expects that an insignificant portion, if any, of the Company's distributions will consist of qualified dividend income. If the Company designates any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations.

Distributions made by the Company with respect to its shares and gain arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. The Company will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. The Company's operating or capital losses would be carried over by the Company for potential offset against future income, subject to applicable limitations.

Dispositions.

Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on the sale or other disposition; and

•	the shareholder's adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the U.S. shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15% (through 2012), and will be taxed at ordinary income rates (of up to 35% through 2012) if the shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of the Company's shares that would correspond to the REIT's “unrecaptured Section 1250 gain.” U.S. shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability. In general, a U.S. shareholder's adjusted basis will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder less tax deemed paid on it and reduced by returns on capital.

Capital losses recognized by a U.S. shareholder upon the disposition of the Company's shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Company that were required to be treated as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of the Company's shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of the Company's shares, or transactions that the Company might undertake directly or indirectly.

Redemption of Preferred Shares.

The Company's preferred shares are redeemable by the Company under certain circumstances. Any redemption of the Company's preferred shares for cash will be a taxable transaction for federal income tax purposes. If a redemption for cash by a U.S. shareholder is treated as a sale or redemption of such preferred shares for federal income tax purposes, the shareholder will recognize capital gain or loss equal to the difference between the purchase price and the U.S. shareholder's adjusted tax basis in the preferred shares redeemed by the Company. The gain or loss would be long-term capital gain or loss if the holding period for the preferred shares exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a shareholder in redemption of the preferred shares will be treated as a sale or redemption for federal income tax purposes if the redemption:

•	is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code;

•	is a "substantially disproportionate" redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•	results in a "complete termination" of the shareholder's stock interest in the Company under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a shareholder must take into account not only the preferred shares and the shares of any other class it actually owns, but also the preferred shares and the shares of any other class it constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the shareholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest as well as shares that may be acquired through options that it owns).

A distribution to a shareholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's interest in the shares of the Company (taking into account all shares of all classes actually or constructively owned in the Company). Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. If, however, a U.S. shareholder's relative interest in the shares of the Company (actual or constructive) is minimal, and if such shareholder exercises no control over corporate affairs, then a redemption of such shareholder's preferred shares that results in a reduction in the shareholder's proportionate interest in the shares of the Company (including any ownership of shares constructively owned) should be regarded as a "meaningful reduction" in the shareholder's interest in the shares of the Company.

Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of preferred shares (treating preferred shares redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of the Company. Because the Company's preferred shares are nonvoting shares, a shareholder would have to reduce such shareholder's holdings (if any) in our classes of voting shares to satisfy this test.

A distribution to a shareholder will result in a "complete termination" if either (1) all of the preferred shares and all other classes of the Company's shares actually and constructively owned by the shareholder are redeemed or (2) all of the preferred shares and the Company's other classes of shares actually owned by the shareholder are redeemed or otherwise disposed of and the shareholder is eligible to waive, and effectively waives, the attribution of the Company's shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Any redemption may not be a redemption of all of the Company's preferred shares. If the Company were to redeem less than all of the preferred shares, a shareholder's ability to meet any of the three tests described above might be impaired. In consulting with a tax advisor, shareholders should discuss the consequences of a partial redemption of the Company's preferred shares on the amount of the Company's shares actually and constructively owned by such shareholder required to produce the desired tax treatment.

If a U.S. shareholder's receipt of cash attributable to a redemption of the Company's preferred shares for cash does not meet one of the tests of Section 302 of the Code described above, then the cash received by such shareholder will be treated as a dividend and taxed as described above.

Expansion of Medicare Tax.

The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. shareholders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares, effective for taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding this new legislation.

Taxation of Tax-Exempt Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from the Company and gain from the sale of the Company's shares will not be UBTI to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax exempt shareholder.

However, for tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in the

Company's shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company's shares. These prospective investors are advised to consult with their own tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•
at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of the Company's common and preferred shares contained in the Company's declaration of trust, the Company does not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.

Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing federal income taxation of the ownership and disposition of the Company's shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions Generally.

As described in the discussion below, distributions paid by the Company with respect to its shares will be treated for federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that the Company's common shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, referred to as “FIRPTA,” provisions described below. If the Company's common shares are no longer to be regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends.

A distribution paid by the Company to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is paid out of its current or accumulated earnings and profits and:

•	the distribution is not attributable to the Company's net capital gain; or

•
the distribution is attributable to the Company's net capital gain from the sale of “U.S. real property interests” and the non-U.S. shareholder owns 5% or less of the value of the Company's shares at all times during the one year period ending on the date of the distribution.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of the Company's shares. In cases where the dividend income from a non-U.S. shareholder's investment in the Company's shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax).

Generally, the Company will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business.

Return of Capital Distributions.

Unless (A) the Company's shares constitute a USRPI, as described in “-Dispositions of the Company's Shares” below, or (B) either (1) the non-U.S. shareholder's investment in the Company's shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that the Company makes which are not dividends out of its earnings and profits will not be subject to federal income tax. If the Company cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If the Company's shares constitute a USRPI, as described below, distributions that the Company makes in excess of the sum of (1) the non-U.S. shareholder's proportionate share of the Company's earnings and profits, and (2) the non-U.S. shareholder's basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of the Company's earnings and profits.

Capital Gain Dividends.

A distribution paid by the Company to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of the Company's current or accumulated earnings and profits and:

•
the distribution is attributable to the Company's net capital gain (other than from the sale of “U.S. real property interests”) and the Company timely designates the distribution as a capital gain dividend; or

•
the distribution is attributable to the Company's net capital gain from the sale of “U.S. real property interests” and the non-U.S. shareholder owns more than 5% of the value of the Company's shares at any point during the one year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of U.S. real property interests generally will not be subject to federal income tax in the hands of the non-U.S. shareholder unless:

•
the non-U.S. shareholder's investment in the Company's shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•
the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under the FIRPTA distributions that are attributable to net capital gain from the sales by us of U.S. real property interests and paid to a non-U.S. shareholder that owns more than 5% of the value of the Company's shares at any time during the taxable year during which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

Any distribution paid by the Company that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. The Company will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder if the distribution is attributable to the sale by us of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder's federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain.

Although the law is not entirely clear on the matter, it appears that amounts designated by the Company as undistributed capital gains in respect of the Company's shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by the Company of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder's actual federal income tax liability on such long-term capital gain. If the Company were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. shareholder are advised to consult its tax advisor regarding the taxation of such undistributed capital gain.

Dispositions.

Unless the Company's shares constitute a U.S. real property interest, a sale of the Company's shares by a non-U.S. shareholder generally will not be subject to federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, the Company's shares will constitute a U.S. real property interest only if each of the following three statements is true.

•
Fifty percent or more of the Company's assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•
The Company is not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although the Company believes that it is and will continue to be domestically-controlled, it cannot make any assurance that it is or will remain a domestically-controlled qualified investment entity; and

•
Either (a) the Company's shares are not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) the Company's shares are “regularly traded” on an established securities market and the selling non-U.S. shareholder has held over 5% of the Company's outstanding shares any time during the five-year period ending on the date of the sale. The Company's common shares are currently regularly traded on an established securities market.

Specific wash sales rules applicable to sales of shares of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of the Company's shares even if it is a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of the Company's shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other Company shares during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale or exchange of the Company's shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax adjustment in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of the Company's shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in the Company's shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Backup Withholding Tax and Information Reporting Requirements of U.S. and Non-U.S. Shareholders

U.S. Shareholders - Generally.

In general, the information reporting requirements will apply to payments of distributions on shares of the Company and payments of the proceeds of the sale of shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding on such payments (currently at the rate of 28%) if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some U.S. shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. shareholder will be allowed as a credit against the U.S. shareholder's U.S. federal income tax and may entitle the U.S. shareholder to a refund, provided that the required information is furnished to the IRS in a timely manner.

U.S. Shareholders - Legislation Relating To Foreign Accounts.

Certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our securities. See “-Non-U.S. Shareholders and Security Holders-Withholding on Payments to Certain Foreign Entities” below.

Non-U.S. Shareholders - Generally.

Generally, information reporting will apply to payments of distributions on shares, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some holders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, shareholders should consult their tax advisor regarding the information reporting requirements applicable to them.

Non-U.S. Shareholders and Security Holders - Withholding on Payments to Certain Foreign Entities.

On February 8, 2012, the Treasury Department issued proposed regulations relating to the Foreign Account Tax Compliance Act (“FATCA”) which was enacted in March of 2010. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our securities if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under the proposed regulations, withholding is required (i) with respect to dividends on our securities beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of our securities that occurs on or after January 1, 2015.

Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to our securities, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Taxation of U.S. Holders of Some Fixed Rate Debt Securities

This section describes the material U.S. federal income tax consequences of owning some fixed rate debt securities that CRLP may offer and is for your general information only. It is not tax advice. It applies to you only if all of the following are satisfied (1) the fixed rate debt securities that you purchase are not original issue discount or zero coupon debt securities, (2) the fixed rate debt securities are not convertible or exchangeable into another security of the Company, CRLP or any other issuer, and (3) you acquire the debt securities in the initial offering at the offering price. If you purchase these fixed rate debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

Generally.

This subsection describes the tax consequences to a U.S. debt security holder. You are a U.S. debt security holder if you are a beneficial owner of a fixed rate debt security to which this section applies and you are:

(1)	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

(2)	a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds the shares of the Company, any partner that would be a U.S. fixed rate debt security holder if it held a fixed rate debt security directly is also a U.S. fixed rate debt security holder. If you are not a U.S. debt security holder of a fixed rate debt security to which this section applies, this subsection does not apply to you and you should refer to "—Taxation of Non-U.S. Fixed Rate Debt Security Holders" below.

Payments of Interest.

You will be taxed on interest on your fixed rate debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of Fixed Rate Debt Securities.

Your tax basis in your fixed rate debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your fixed rate debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your fixed rate debt security. Capital gain of a noncorporate U.S. debt security holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Taxation of Non-U.S. Fixed Rate Debt Security Holders

Generally.

This subsection describes the tax consequences to a non-U.S. fixed rate debt security holder. You are a non-U.S. fixed rate debt security holder if you are the beneficial owner of a fixed rate debt security to which this section applies and are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to federal income tax on a net income basis on income or gain from a debt security.

If you are a U.S. fixed rate debt security holder, this subsection does not apply to you, but please see “—Non-U.S. Shareholders and Security Holders - Withholding on Payments to Certain Foreign Entities” which could apply.
Under federal income and estate tax law, and subject to the discussion of backup withholding below and the discussion “—Non-U.S. Shareholders and Security Holders - Withholding on Payments to Certain Foreign Entities,” if you are a non-U.S. fixed rate debt security holder:

•	the Company and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the capital or profits interest of CRLP (in the case of debt securities issued by CRLP),

2.	you are not a controlled foreign corporation that is related to Colonial Properties Trust or CRLP through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

a)	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

b)
in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-U.S. person,

c)	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.
a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.
a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d)	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

i.
certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e)    the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a
non-U.S. person in accordance with U.S. Treasury regulations, and

•	no deduction for any U.S. federal withholding tax will be made from any gain that you realize on the sale or exchange of your fixed rate debt security.

Backup Withholding Tax and Information Reporting Requirements of Security Holders

       U.S. and Non-U.S. Fixed Rate Debt Security Holders - Generally.

In general, if you are a noncorporate U.S. fixed rate debt security holder, the Company and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your fixed rate debt security. In addition, the Company and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your fixed rate debt security before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

       In general, if you are a non-U.S. fixed rate debt security holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—Taxation of non-U.S. Fixed Rate Debt Security Holders-Generally" are satisfied or you otherwise establish an exemption. However, the Company and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of fixed rate debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a U.S. person, or

•	other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a U.S. person.

In general, payment of the proceeds from the sale of fixed rate debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of fixed rate debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of fixed rate debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

• one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Other Tax Considerations.

A portion of the Company's income is comprised of dividends from CPSI, and payments on the note held by CRLP. CPSI is a regular “C” corporation and thus pays federal, state and local income taxes on its net income at normal corporate rates. Furthermore, as a taxable REIT subsidiary of the Company, CPSI is limited in its ability to deduct interest payments made to the Company. To the extent that the Company or any of its subsidiaries, including CPSI, are required to pay federal, state or local taxes, the Company will have less cash available for distribution to holders.

Sunset of Tax Provisions.

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that, for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions. The impact of this reversion is not discussed herein. Consequently, prospective holders of the Company's securities are advised to consult their own tax advisors regarding the effect of sunset provisions on an investment in the Company's securities discussed herein.

Legislative or Other Actions Affecting REITs.

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in the Company's securities discussed herein.

State and Local Considerations.

The Company and holders of the Company's securities may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and holders of the Company's securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of the Company's securities are advised to consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company's securities discussed herein.

Tax Shelter Reporting.

If a holder of the Company's securities recognizes a loss as a result of a transaction with respect to the Company's securities of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Holders are advised to consult their tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances. Moreover, holders should be aware that the Company and other participants in the transactions in which the Company is involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.